UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2014

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52651	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Eugene M. Bullis to the Board of Directors

On August 12, 2014, the Board of Directors (the “Board”) of The ONE Group Hospitality, Inc. (the “Company”) appointed Eugene M. Bullis as a Class II director until the 2015 annual meeting of the Company’s stockholders, effective immediately to fill the vacancy created by the resignation of Gerald W. Deitchle from the Board on June 5, 2014. Mr. Bullis has been appointed to serve on the Board’s Audit Committee as its Chairman.

Mr. Bullis, age 69, has served as a member of the Board of Directors and as Chairman of the Audit Committee of Ambac Financial Group, Inc. since May 2013, and has served as a Member of the Board of Governors of The Doctors Company since December 2010. From November 2007 to April 2010, Mr. Bullis served as the Executive Vice President and Chief Financial Officer of The Hanover Insurance Group, Inc. Prior to joining The Hanover Insurance Group, Inc., Mr. Bullis served as Executive Vice President and Chief Financial Officer of Conseco, Inc. from May 2002 to May 2007. Previously, Mr. Bullis served in a number of senior financial officer roles primarily in technology-related businesses, including Chief Financial Officer of Wang Laboratories, Inc. Mr. Bullis began his career with a predecessor firm of what is now Ernst & Young LLP, where he advanced to audit partner with a concentration in services to insurance company clients. Mr. Bullis holds a B.A. from Colby College.

There are no arrangements or understandings between Mr. Bullis and any other person pursuant to which Mr. Bullis was appointed as a director. There are no transactions to which the Company is a party and in which Mr. Bullis has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Mr. Bullis has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2014	THE ONE GROUP HOSPITALITY, INC.

	By:	/s/ Samuel Goldfinger
	Name:	Samuel Goldfinger
	Title:	Chief Financial Officer